 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-267583
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 23, 2022)
€750,000,000
3.75% Senior Notes due 2031
Duke Energy Corporation is offering €750,000,000 aggregate principal amount of 3.75% Senior Notes due 2031 (the “Notes”). The per annum interest rate on the Notes will be 3.75%. We will pay interest on the Notes annually in arrears on April 1 of each year, beginning on April 1, 2025. The Notes will mature as to principal on April 1, 2031.
We may redeem the Notes at our option, in whole or in part, at any time and from time to time, as described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption.” In addition, we may also redeem the Notes at our option, in whole but not in part, at the redemption price described in this prospectus supplement under the caption “Description of the Notes — Optional Redemption for Tax Reasons” in the event of certain changes in United States taxation. The Notes will not have the benefit of any sinking fund.
The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt.
The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued. Please read the information provided under the caption “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the Notes.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.
	Price to the Public(1)	Underwriting Discount	Proceeds to Duke Energy Corporation Before Expenses
Per Note	99.287%	0.400%	98.887%
Total Notes	€744,652,500	€3,000,000	€741,652,500

(1)
Plus accrued interest from April 12, 2024, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
We expect the Notes to be ready for delivery only in book-entry form through the facilities of Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), on or about April 12, 2024.

Joint Book-Running Managers
BarclaysBNP PARIBASMUFGSantander

The date of this prospectus supplement is April 9, 2024.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of these offerings. The second part, the accompanying prospectus, gives more general information, some of which does not apply to these offerings.
If the description of the offerings varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.
References in this prospectus supplement and the accompanying prospectus and any related free writing prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and any related free writing prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.
It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.
IN CONNECTION WITH THE ISSUE OF THE NOTES, BARCLAYS BANK PLC (THE STABILIZING MANAGER) (OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY CEASE AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of Notes which are the subject of one of the offerings contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Duke Energy Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes other than to EEA Qualified Investors.
Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
MiFID II product governance / Professional investors and ECPs only target market — Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (an “EU distributor”) should take into consideration the manufacturer’s target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.
Notice to Prospective Investors in the United Kingdom
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of Notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of Notes which are the subject of the offerings contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Duke Energy Corporation, nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in the United Kingdom other than to UK Qualified Investors.
Prohibition of Sales to United Kingdom Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the Notes offered hereby or any of their contents.
UK MiFIR product governance / Professional investors and ECPs only target market — Solely for the purposes of each manufacturers’ product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in UK MiFIR; and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “UK distributor”) should take into consideration the manufacturers’ target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Notes involves risks. See “Risk Factors” in this prospectus supplement.
Duke Energy Corporation
Duke Energy Corporation, or Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and nonregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure and Gas Utilities and Infrastructure.
Duke Energy’s Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy’s Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 8.4 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 90,000 square miles across six states with a total estimated population of 27 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy’s Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.
Duke Energy’s Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc., Duke Energy Ohio, Inc. and Duke Energy Kentucky, Inc. Duke Energy’s Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.7 million total customers, including 1.2 million customers located in North Carolina, South Carolina and Tennessee, and an additional 560,000 customers located within southwestern Ohio and northern Kentucky.
Duke Energy is a Delaware corporation. The address of Duke Energy’s principal executive offices is 525 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (800) 488-3853. Duke Energy’s common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”

The Offerings
Issuer
Duke Energy Corporation
Securities Offered
We are offering €750,000,000 aggregate principal amount of the Notes.
Maturity Date
The Notes will mature on April 1, 2031.
Interest Rate
The per annum interest rate on the Notes will be 3.75%.
Interest Payment Date
Interest on the Notes will be payable annually in arrears on April 1 of each year, beginning on April 1, 2025.
Currency of Payment
Investors purchasing notes in this offering will be required to pay for the Notes in euro, and all payments of principal, premium, if any, and interest, including payments made upon any redemption of the Notes, will be payable in euro. If we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes — Issuance in Euro.”
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”
Additional Amounts
We will, subject to certain exceptions and limitations, pay additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the Notes to a holder who is not a United States person (as defined under “Description of the Notes — Payment of Additional Amounts”), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivisions or taxing authority thereof or therein having power to tax), will not be less than the amount provided in such Notes to be then due and payable.
Ranking
The Notes will be a new series of our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At December 31, 2023, we had approximately $27.5 billion of outstanding indebtedness, consisting of approximately $26.5 billion of unsecured and unsubordinated indebtedness and $1.0 billion of unsecured junior subordinated indebtedness. Our Indenture (as defined herein) contains no restrictions on the amount of additional indebtedness that we may issue under it.
The Notes will be structurally subordinated to all liabilities and any preferred stock of our subsidiaries. At December 31, 2023, our subsidiaries had approximately $50.9 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.
Further Issuance
We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, the price to the public and, if applicable, the initial interest accrual date and the first interest payment date; provided, however, that any such additional notes must be fungible with the then outstanding Notes for U.S. federal income tax purposes, and any such additional notes, together with the then outstanding Notes, will be taken to constitute the same series of notes under the Indenture.
Optional Redemption
We may redeem the Notes for cash, in whole, at any time, or in part, from time to time, prior to maturity, at the redemption price set forth under “Description of the Notes — Optional Redemption.”
Optional Tax Redemption
We may redeem the Notes for cash in whole, but not in part, at the redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest to, but not including, the redemption date, if certain tax events occur that would obligate us to pay additional amounts as described under “Description of the Notes — Payment of Additional Amounts.”
Listing
We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”) and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued.
No Sinking Fund
There will not be any sinking fund for the Notes.
Use of Proceeds
The net proceeds from the sale of the Notes, after deducting the underwriting discount and related offering expenses, will be approximately €741.0 million (or $803.3 million based on an exchange rate of €1 to $1.0841 on April 5, 2024, as published by the U.S. Federal Reserve Board). We intend to use the net proceeds from the sale of the Notes (i) to repay at maturity a portion of $1,000,000,000 aggregate principal amount of our outstanding 3.75% Senior Notes due April 15, 2024 (the “3.75% Senior Notes”) (ii) to repay a portion of our outstanding commercial paper and (iii) for general corporate purposes. At March 28, 2024, we had approximately $3.8 billion of commercial paper outstanding with a weighted average interest rate of approximately 5.51% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. A portion of the net proceeds may be invested temporarily in short-term interest-bearing accounts, securities or similar investments until they are used for their intended purposes. See “Use of Proceeds.”
Conflicts of Interest
Certain of the underwriters or their affiliates may own our outstanding commercial paper, or some of the 3.75% Senior Notes described above, which are expected to be repaid with a portion of the net proceeds from the sale of the Notes. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Form and Denominations
The Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Notes will be issued in fully registered form, without interest coupons and evidenced by one or more global notes (the “Euro Global Notes”) in book-entry form. The Euro Global Notes will be registered in the name of a nominee of, and deposited with, or on behalf of, a common depositary (the “common depositary”) for Euroclear and Clearstream. Except in the limited circumstances described herein, owners of beneficial interests in the Euro Global Notes will not be entitled to have notes registered in their names and will not receive or be entitled to receive notes in definitive certificated form. Investors may hold their beneficial interests in the Euro Global Notes directly through Euroclear or Clearstream if they have an account with Euroclear or Clearstream or indirectly through organizations which have accounts with Euroclear or Clearstream.
ISIN and Common Code
ISIN: XS2800020112
Common Code: 280002011
Paying Agent
The Bank of New York Mellon, London Branch
Governing Law
The Indenture and the Notes will be governed by the laws of the State of New York.

RISK FACTORS
In addition to the risk factors described below, you should carefully consider the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Risks Related to the Notes
Investors in the Notes will receive payments solely in euro except under the limited circumstances provided herein.
All payments of principal, premium, if any, and interest on the Notes and any redemption price for, or additional amounts with respect to, the Notes will be made in euro except under the limited circumstances provided herein. See “Description of the Notes — Issuance in Euro.” Neither we, the underwriters, the Paying Agent nor the Trustee will be obligated to convert, or to assist any registered owner or beneficial owner of such Notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such Notes into U.S. dollars or any other currency.
Investors in the Notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.
Investors in the Notes will be required to pay for the Notes in euro. Neither we nor the underwriters will be obligated to assist the investors purchasing Notes in this offering in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the Notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the securities resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”) entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Notes offered hereby, these risks may include the possibility of:
•
significant changes in rates of exchange between the euro and the investor’s home currency; and

•
the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the Notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.
The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a Note, in the investor’s home currency equivalent of the principal payable at the maturity of that Note and generally in the investor’s home currency equivalent market value of that Note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.
The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Notes.
Furthermore, the Indenture is, and the Notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, the affected investors would be exposed to variations in the U.S. dollar/euro exchange rate until a New York state court judgment is entered, and we cannot predict how long this would take. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Notes, that are denominated or payable in a currency other than an investor’s home currency. Investors should consult their own financial, legal and tax advisors as to the risks involved in an investment in the Notes.
The Notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the Notes.
If, as described under “Description of the Notes — Issuance in Euro,” we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System as of the close of business on the second business day (as defined herein) prior to the relevant payment date or, in the event the Board of Governors of the U.S. Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market exchange rate for euros. Any payment in respect of the Notes so made in U.S. dollars would not constitute an event of default under the Indenture governing the Notes. There can be no assurance that this exchange rate will be as favorable to holders of Notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Notes.
Trading in the clearing systems is subject to minimum denomination requirements.
The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive Notes are required to be issued in accordance with the provisions of the relevant Euro Global Note, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Notes unless and until such time as its holding satisfies the minimum denomination requirement.

The Notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.
The Notes will be issued in book-entry form and represented by the Euro Global Notes except in certain limited circumstances described herein. The Euro Global Notes will be deposited with the common depositary and registered in the name of a nominee for the common depositary. So long as the nominee for the common depositary is the registered holder of Notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Euro Global Notes for all purposes under the Indenture and the Notes.
Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes for the Notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests for the Notes. Accordingly, if investors own a book-entry interest of Notes, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of Notes under the Indenture.
Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of Notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.
Similarly, upon the occurrence of an event of default of Notes under the Indenture, unless and until definitive or certificated registered Notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Notes. See “Form and Denominations” in this prospectus supplement.
An active trading market may not develop or be maintained for the Notes.
The Notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the Notes for trading on NYSE, no assurance can be given that the Notes will become or will remain listed. The listing application will be subject to approval by the NYSE. Such listing may not be obtained, and the failure to obtain such listing will not be an event of default under the Notes or the Indenture. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, although the underwriters may make a market for the Notes after we complete this offering, they have no obligation to do so. There can be no assurance that the underwriters will make a market for the Notes or, if they do, that any such market will not be discontinued at any time without notice.
The liquidity of any market for the Notes that may develop, and the price at which you may be able to sell your Notes should any such market develop, will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Notes, our credit ratings, our financial condition and results of operations, the prospects for us and other companies in our industry generally, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. We cannot assure you that any trading market for the Notes will develop or, if developed, will continue, or as to the liquidity of any trading market for the Notes that may develop or as to the price you may receive should you wish to resell any Notes you acquire in this offering. If an active trading market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. As a result, we cannot assure you that you will be able to sell any of the Notes you may purchase in this offering at a particular time, whether at a price you consider acceptable, or at all. Thus, you may be required to bear the financial risk of your investment in the Notes indefinitely.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based on management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors include, but are not limited to:
•
The ability to implement our business strategy, including our carbon emission reduction goals;

•
State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

•
The extent and timing of costs and liabilities to comply with federal and state laws, regulations and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

•
The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations, asset retirement and construction costs related to carbon emissions reductions, and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

•
The costs of decommissioning nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

•
The impact of extraordinary external events, such as the pandemic health event resulting from COVID-19, and their collateral consequences, including the disruption of global supply chains or the economic activity in our service territories;

•
Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•
Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy, reduced customer usage due to cost pressures from inflation or fuel costs, and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts, natural gas building and appliance electrification, and use of alternative energy sources, such as self-generation and distributed generation technologies;

•
Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures, natural gas electrification, and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in a reduced number of customers, excess generation resources as well as stranded costs;

•
Advancements in technology;

•
Additional competition in electric and natural gas markets and continued industry consolidation;

•
The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

•
Changing investor, customer and other stakeholder expectations and demands including heightened emphasis on environmental, social and governance concerns and costs related thereto;

•
The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the United States electric grid or generating resources;

•
Operational interruptions to our natural gas distribution and transmission activities;

•
The availability of adequate interstate pipeline transportation capacity and natural gas supply;

•
The impact on facilities and business from a terrorist or other attack, war, vandalism, cybersecurity threats, data security breaches, operational events, information technology failures or other catastrophic events, such as fires, explosions, pandemic health events or other similar occurrences;

•
The inherent risks associated with the operation of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

•
The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

•
The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations, compliance with debt covenants and conditions, an individual utility’s generation mix, and general market and economic conditions;

•
Credit ratings of Duke Energy or its subsidiaries may be different from what is expected;

•
Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

•
Construction and development risks associated with the completion of Duke Energy’s or its subsidiaries capital investment projects, including risks related to financing, timing and receipt of necessary regulatory approvals, obtaining and complying with terms of permits, meeting construction budgets and schedules and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

•
Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

•
The ability to control operation and maintenance costs;

•
The level of creditworthiness of counterparties to transactions;

•
The ability to obtain adequate insurance at acceptable costs;

•
Employee workforce factors, including the potential inability to attract and retain key personnel;

•
The ability of our subsidiaries to pay dividends or distributions to Duke Energy;

•
The performance of projects undertaken by our businesses and the success of efforts to invest in and develop new opportunities;

•
The effect of accounting and reporting pronouncements issued periodically by accounting standard-setting bodies and the SEC;

•
The impact of United States tax legislation to our financial condition, results of operations or cash flows and our credit ratings;

•
The impacts from potential impairments of goodwill or equity method investment carrying values;

•
Asset or business acquisitions and dispositions may not yield the anticipated benefits; and

•
The actions of activist shareholders could disrupt our operations, impact our ability to execute on our business strategy, or cause fluctuations in the trading price of our common stock.

Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and are available at the SEC’s website. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
The net proceeds from the sale of the Notes, after deducting the underwriting discount and related offering expenses, will be approximately €741.0 million (or $803.3 million based on an exchange rate of €1 to $1.0841 on April 5, 2024, as published by the U.S. Federal Reserve Board). We intend to use the net proceeds from the sale of the Notes (i) to repay at maturity a portion of $1,000,000,000 aggregate principal amount of our outstanding 3.75% Senior Notes due April 15, 2024 (the “3.75% Senior Notes”) (ii) to repay a portion of our outstanding commercial paper and (iii) for general corporate purposes. At March 28, 2024, we had approximately $3.8 billion of commercial paper outstanding with a weighted average interest rate of approximately 5.51% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. A portion of the net proceeds may be invested temporarily in short-term interest-bearing accounts, securities or similar investments until they are used for their intended purposes.
Certain of the underwriters or their affiliates may own our outstanding commercial paper, or some of the 3.75% Senior Notes described above, which are expected to be repaid with a portion of the net proceeds from the sale of the Notes. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

CURRENCY CONVERSION
Principal, premium, if any, and interest payments on the Notes, including any payments made upon any redemption of the Notes, will be payable in euros. If we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market exchange rate for euros. See “Description of the Notes — Issuance in Euros.” Any payment in respect of the Notes so made in U.S. dollars would not constitute an event of default under the Indenture governing the Notes.
Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the Notes that may have important economic and tax consequences to them. See “Risk Factors.” Investors should consult their own financial and legal advisors as to the risks involved in an investment in the Notes.
On April 5, 2024, the euro/U.S. $ rate of exchange was €1.00/U.S. $1.0841, as published by the Board of Governors of the Federal Reserve System.

DESCRIPTION OF THE NOTES
General
The following description of the terms of the Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued as a new series of senior debt securities under an Indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as Trustee, dated as of June 3, 2008, as supplemented from time to time, including by the Thirty-second Supplemental Indenture, dated as of April 12, 2024, relating to the Notes, collectively referred to as the “Indenture.”
Please read the following information concerning the Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Indenture or as otherwise provided in the accompanying prospectus.
The Notes are issuable in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
The Notes will be issued in an initial aggregate principal amount of €750,000,000.
We may from time to time, without the consent of existing holders, create and issue further notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, the price to the public and, if applicable, the initial interest accrual date and the first interest payment date; provided, however, that any such additional notes must be fungible with the then outstanding Notes for U.S. federal income tax purposes, and any such additional notes, together with the then outstanding Notes, will be taken to constitute the same series of notes under the Indenture.
As used in this prospectus supplement, “business day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in New York, New York or London, England are authorized or required by law, regulation or executive order to close, and is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the “TARGET2 system”), or any successor thereto, operates.
Ranking
The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At December 31, 2023, we had approximately $27.5 billion of outstanding indebtedness, consisting of approximately $26.5 billion of unsecured and unsubordinated indebtedness and $1.0 billion of unsecured junior subordinated indebtedness. The Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.
The Notes will be structurally subordinated to all liabilities and any preferred stock of our subsidiaries. At December 31, 2023, our subsidiaries had approximately $50.9 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.
Issuance in Euro
Investors purchasing Notes in this offering will be required to pay for the Notes in euro, and all payments of principal, premium, if any, and interest, including payments made upon any redemption of the Notes, will be payable in euro. If, on or after the date of issue of the Notes, we are unable to obtain euro in amounts sufficient to make a required payment under the Notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, in the event the Board of Governors of the U.S. Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined by us in our sole discretion on the basis of the most recently available market exchange rate for euros. Any payment in respect of the Notes so made in U.S. dollars would not constitute an event of default under the Indenture governing the Notes. The Trustee shall have no responsibility for any calculation or conversion in connection with the foregoing.
Investors purchasing Notes in this offering will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”
Maturity, Interest and Payment
The Notes will mature on April 1, 2031 and will bear interest at a rate of 3.75% per annum.
Interest on the Notes shall be payable annually in arrears on April 1 of each year, commencing on April 1, 2025.
The Notes will bear interest from the date of issuance, payable annually on April 1 of each year, beginning April 1, 2025, to the persons in whose names such Notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or April 12, 2024, if no interest has been paid on the Notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.
If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day and no interest will accrue on the amounts payable from and after such interest payment date to the next business day. If the maturity date or redemption date of the Notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.
Optional Redemption
We may redeem the Notes prior to January 1, 2031, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:
1)
100% of the principal amount of the Notes to be redeemed; and

2)
an amount determined by the Quotation Agent (as defined below) equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to January 1, 2031, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate (as defined below)), plus 25 basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption.
On or after January 1, 2031, we may redeem the Notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the redemption date.

The principal amount of any note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us (the “Quotation Agent”), a German government bond whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bond as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 A.M. (London time) on such business day as determined by the Quotation Agent selected by us.
Optional Redemption for Tax Reasons
The Notes may be redeemed at our option in whole, but not in part, on not less than 10 nor more than 60 days’ prior notice, at 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the original issue date with respect to the Notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “— Payment of Additional Amounts.”
Redemption Procedures
We will provide not less than 10 nor more than 60 days’ notice mailed (or, as long as the Notes are represented by one or more global securities, transmitted in accordance with Euroclear’s and Clearstream’s procedures) to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay. If less than all of the Notes are being redeemed, the Notes or portions of the Notes being redeemed shall be selected for redemption in accordance with Euroclear’s and Clearstream’s standard procedures.
If the Notes are listed on the NYSE or any other national securities exchange, the Notes will be selected in compliance with the requirements of the NYSE or other principal national securities exchange on which the Notes are listed. Notwithstanding the foregoing, if less than all of the Notes are to be redeemed, no Note of a principal amount of €100,000 or less shall be redeemed in part.
The Notes will be evidenced by the Euro Global Notes in book-entry form, except under the limited circumstances described herein. The Euro Global Notes will be registered in the name of a nominee of, and deposited with or on behalf of, the common depositary for Euroclear and Clearstream. Except in the limited circumstances described herein owners of beneficial interests in the Euro Global Notes will not be entitled to have Notes registered in their names and will not receive or be entitled to receive Notes in definitive certificated form. See “Form and Denominations — Global Clearance and Settlement.”
Sinking Fund
There is no provision for a sinking fund applicable to the Notes.

Payment of Additional Amounts
All payments of principal, interest, and premium, if any, in respect of the Notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.
We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the Notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the Notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
1)
to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.
being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.
having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.
being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.
being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

2)
to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3)
to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4)
to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5)
to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes, if such payment can be made without such withholding by any other paying agent;

6)
to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;

7)
to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such Note been presented for payment on any day during such 30-day period;

8)
to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;

9)
to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

10)
in the case of any combination of the above numbered items.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “— Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “— Payment of Additional Amounts” and under the heading “— Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.
Reports
We will provide the Trustee any information, documents or reports required to be filed by us with the SEC under Section 13 or Section 15(d) of the Exchange Act within 15 days after the same is filed with the SEC. See “Where You Can Find More Information.”
ISIN and Common Code
The International Securities Identification Number (ISIN) for the Notes is as indicated below:
XS2800020112
The Common Code for the Notes is as indicated below:
280002011

Concerning the Trustee, Paying Agent and Registrar
The Bank of New York Mellon Trust Company, N.A. is the Trustee. We and some of our affiliates have banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates. The Bank of New York Mellon Trust Company, N.A. or its affiliate also serves as trustee or agent under other indentures and agreements pursuant to which our securities and securities of some of our affiliates are outstanding.
The Bank of New York Mellon, London Branch will initially act as Paying Agent for the Notes.
The Bank of New York Mellon Trust Company, N.A. is the Security Registrar and their address is 4655 Salisbury Road, Suite 300, Jacksonville, Florida 32256.
Listing
Currently, there is no established trading market for the Notes. We intend to apply to list the Notes on NYSE. The listing application will be subject to approval by NYSE. We currently expect trading in the Notes on NYSE to begin within 30 days after the date on which the Notes are originally issued. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time.
Additionally, there is no assurance the Notes will be listed.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to Notes that are held as capital assets, within the meaning of section 1221 of the Code, and that are purchased in the initial offering at the initial offering price.
This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a holder of Notes in light of their particular circumstances or to a holder of Notes subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or commodities, persons holding Notes as part of a hedge or other integrated transaction, accrual method taxpayers subject to special tax accounting rules as a result of their use of certain financial statements under Section 451(b) of the Code, certain former citizens or residents of the United States, or a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of Notes, the alternative minimum tax, the Medicare tax, or any estate, gift, state, local or foreign tax consequences of the purchase, ownership and disposition of Notes.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.
A “Non-U.S. Holder” is a beneficial owner of a Note other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.
If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Notes, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Notes should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes applicable to them.
We have not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Notes or that any such position would not be sustained.
Prospective investors are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.
U.S. Holder
Interest
It is anticipated, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount. Accordingly, stated interest payments on the Notes will be taxable to a U.S. Holder as ordinary income at the time that those payments are received or accrued, depending on such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a Note based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars on such date. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received; See “— Transactions in Euros,” below).
A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a Note in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year, or, alternatively, at such U.S. Holder’s election (which must be applied consistently to all debt instruments from year-to-year and cannot be changed without the consent of the IRS), the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period or taxable year.
A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the Notes.
Sale, Redemption or Other Taxable Disposition of Notes
A U.S. Holder that sells or otherwise disposes of Notes in a taxable transaction (including a redemption), will, except as noted below with respect to foreign currency exchange gain or loss, recognize capital gain or loss in an amount equal to the difference between:
•
the amount realized on the sale, redemption or other taxable disposition, excluding any amount attributable to accrued but unpaid interest on the Notes, which excluded amount will be taxed as interest in the manner described above, and

•
such U.S. Holder’s adjusted tax basis in the Notes at the time of disposition.

Subject to the discussion below regarding Notes that are traded on an established securities market, the adjusted tax basis of a Note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and the amount realized by a U.S. Holder upon the sale, redemption or other taxable disposition of a Note for an amount denominated in euros will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of sale, redemption or other taxable disposition. If the Notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar value of its adjusted tax basis in the Note and the amount realized on a sale, redemption or other taxable disposition of a Note for an amount denominated in euros by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the sale, redemption or other taxable disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.
Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Notes exceeds one year on the date of sale, redemption or other taxable disposition. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Gain or loss recognized by a U.S. Holder on a sale, redemption or other taxable disposition of a Note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such Note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the Note is disposed of (or the spot rate on the settlement date of disposition, if applicable) and (2) of purchase (or the spot rate on the settlement date of purchase, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the sale, redemption or other taxable disposition of a Note.
Transactions in Euros
Euros received as interest on, or on a sale, redemption or other taxable disposition of, a Note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from sale, redemption or other taxable disposition are received. The amount of gain or loss recognized on a subsequent sale, redemption or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars and the fair market value in U.S. dollars of any other property received in such sale, redemption or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the Notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the sale, redemption or other taxable disposition. A U.S. Holder that purchases a Note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such Note on the date of purchase (or on the settlement date of such purchase, if applicable). Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense.
The foreign currency rules applicable to the Notes are complex and their application may depend on a U.S. Holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the U.S. Holder’s particular federal income tax situation. U.S. Holders are therefore urged to consult their own tax advisors regarding the application of the foreign currency rules to their ownership and disposition of the Notes.
Reportable Transactions
Treasury Regulations that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, redemption or other taxable disposition of a Note or a foreign currency received in respect of a Note to the extent that such sale, redemption or other taxable disposition results in a tax loss in excess of a threshold amount. Prospective investors should consult their tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the Notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Non-U.S. Holders
The following discussion applies only to beneficial owners of Notes who are Non-U.S. Holders as defined above. The rules governing the U.S. federal income taxation of a Non-U.S. Holders are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult their tax advisors about the rules concerning the tax consequences to them of the purchase, ownership and disposition of the Notes, including withholding on payments to Non-U.S. Holders and the potential application of tax treaties.
Interest
Except if interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and subject to the discussions below under “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the Notes provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the Notes is a United States person.
If interest on the Notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Notes generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).
If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty branch profits tax rate). If interest on the Notes is effectively connected with a conduct by a Non-U.S. Holder of a trade or business within the United States, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).
Sale, Redemption or Other Taxable Disposition of the Notes
Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale, redemption, or other taxable disposition of the Notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) on any capital gain recognized on the disposition of the Notes (after being offset by certain U.S. source capital losses).
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules (“FATCA”), a 30% U.S. withholding tax is imposed on certain payments (which includes interest payments on the Notes) made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the Notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of the Notes.
Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to interest and other payments to you on the Notes under the circumstances discussed below. Amounts withheld under the backup withholding rules are not an additional tax and generally may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS in a timely manner.
If you are a U.S. Holder, you may be subject to backup withholding at the applicable rate (currently 24%) when you receive interest payments on the Notes, or proceeds upon the sale, redemption or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:
•
your correct taxpayer identification number, and

•
a certification that you are not subject to backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or substantially similar form that you are a corporation or come within another enumerated exception, interest and other payments on the Notes paid to you during the calendar year, and the amount of tax withheld, if any, may be reported to you and to the IRS.
If you are a Non-U.S. Holder, the amount of interest paid to you on the Notes during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on the Notes may be subject to backup withholding, unless you properly certify your Non-U.S. Holder status on an IRS Form W-8BEN, IRS Form W-8BEN-E or substantially similar form in the manner described above. Similarly, proceeds you receive upon the sale, redemption or other taxable disposition of the Notes may be subject to information reporting and backup withholding, unless you properly certify your Non-U.S. Holder status on an IRS Form W-8BEN, IRS Form W-8BEN-E or substantially similar form.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors are urged to consult their own tax advisors regarding the tax consequences to them of the acquisition, ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws.

FORM AND DENOMINATIONS
We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
Global Clearance and Settlement
The Notes will be issued in the form of one or more Euro Global Note in fully registered form, without interest coupons, and will be registered in the name of a nominee for, and deposited with, or on behalf of, the common depositary for Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.
Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Investors may hold the Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive Notes are required to be issued in relation to such Notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Notes unless and until such time as its holding satisfies the minimum denomination requirement.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of Notes represented by such Euro Global Notes for all purposes under the Subordinated Note Indenture and the Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.
We have been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined herein) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.
Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Euro Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest (including additional interest) and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the Trustee, any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium and additional amounts, if any, and interest with respect to the Euro Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the Paying Agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day (for purposes of this section, “Book-Entry Procedures,” a day on which Clearstream and Euroclear are open for business) following the settlement date, for value on the settlement date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.
Investors should be aware that they will be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
Subject to certain conditions, the Notes represented by the Euro Global Notes are exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:
(1)
the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;

(2)
we in our sole discretion at any time determines not to have all of the Notes represented by the Euro Global Notes; or

(3)
an event of default with respect to the Notes has occurred and is continuing.

Any Note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the common depositary shall direct.
Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global Note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

UNDERWRITING (CONFLICTS OF INTEREST)
We have entered into an underwriting agreement with respect to the Notes with the underwriters listed below, for whom Banco Santander, S.A., Barclays Bank PLC, BNP Paribas and MUFG Securities EMEA plc are acting as representatives. Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Notes indicated in the following table:
Name	Principal Amount of Notes
Banco Santander, S.A.	€187,500,000
Barclays Bank PLC	187,500,000
BNP Paribas	187,500,000
MUFG Securities EMEA plc	187,500,000
Total	€750,000,000
The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the Notes if they purchase any of the Notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.
The underwriters are offering the Notes subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of Notes in the Unites States it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
Commission and Discount
The Notes sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at such price less a concession not in excess of 0.250% of the aggregate principal amount of the Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.125% of the aggregate principal amount of the Notes, to certain other dealers. If all of the Notes are not sold at the price to the public, the underwriters may change such price to the public and the other selling terms.
The expenses of the offerings, not including the underwriting discount, are estimated to be approximately $737,000.
Settlement
It is expected that delivery of the Notes will be made against payment for the Notes on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement should consult their own advisors.

New Issue of Notes
The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the NYSE and, if the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued. The underwriters have advised us that they intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.
Price Stabilization and Short Positions
In connection with the issue of the Notes, Barclays Bank PLC in its role as Stabilizing Manager for its own account may, to the extent permitted by applicable laws and directives, over-allot notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.
In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because Barclays Bank PLC has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees.
In addition, in the ordinary course of their respective business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.
Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Conflicts of Interest
A portion of the net proceeds from the sale of the Notes will be used (i) to repay at maturity a portion of our 3.75% Senior Notes and (ii) to repay a portion of our outstanding commercial paper.To the extent any of the underwriters or their affiliates own our commercial paper or some of our 3.75% Senior Notes, such party would receive a portion of the net proceeds from the sale of the Notes. Accordingly, the underwriter may have a conflict of interest, in that it has an interest in the offerings beyond the underwriting discount it will receive in connection with the offerings.
Selling Restrictions
Notice to Prospective Investors in the EEA
Prohibition of Sales to EEA Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospectus Investors in the United Kingdom
Prohibition of Sales to United Kingdom Retail Investors
The Notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or

(ii)
a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

(iii)
not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Duke Energy Corporation.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.
Notice to Prospective Investors in Hong Kong
The Notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the C(WUMP)O and no advertisement, invitation or document relating to the Notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Taiwan
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Notes in Taiwan.
Notice to Prospective Investors in Switzerland
This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in the Republic of Korea
The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea except pursuant to the applicable laws and regulations of the Republic of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in the Republic of Korea. Furthermore, the Notes may not be resold to residents of the Republic of Korea unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Notes.
Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
The validity of the Notes will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation. Certain legal matters with respect to the offerings of the Notes will be passed upon for Duke Energy Corporation by Hunton Andrews Kurth LLP, New York, New York. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Sidley Austin LLP acts and, in the past has acted, as counsel to Duke Energy Corporation and certain of its subsidiaries in connection with various matters.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. We incorporate by reference the documents listed below and any future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings are completed:
•
Annual Report on Form 10-K for the year ended December 31, 2023; and

•
Current Reports on Form 8-K filed on January 5, 2024, January 12, 2024, January 31, 2024 and March 15, 2024.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(800) 488-3853 (toll-free)

Prospectus
Duke Energy Corporation
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Stock Purchase Contracts
Stock Purchase Units
From time to time, we may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.
We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “DUK.”
Investing in our securities involves risks. You should carefully consider the information in the section entitled “Risk Factors” on page 1 of this prospectus before you invest in any of our securities.
We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is September 23, 2022.

Prospectus

i

REFERENCES TO ADDITIONAL INFORMATION
This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review through the Securities and Exchange Commission’s, or SEC’s, website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)
See “Where You Can Find More Information” in this prospectus.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units and debt securities, and may issue any of such securities in one or more offerings.
This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption “Where You Can Find More Information.”
Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Duke Energy,” “we,” “us” and “our” or similar terms are to Duke Energy Corporation and its subsidiaries.
FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management’s beliefs and assumptions and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY
Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.
Duke Energy’s Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy’s Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 8.2 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 91,000 square miles across six states with a total estimated population of 26 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy’s Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects. During 2021, Duke Energy executed an agreement providing for an investment by an affiliate of GIC Private Limited, Singapore’s sovereign wealth fund (“GIC”), in Duke Energy Indiana, LLC (“Duke Energy Indiana”) in exchange for a 19.9% minority interest in Duke Energy Indiana. The transaction will be completed following two closings. The first closing occurred on September 8, 2021, and resulted in GIC acquiring an 11.05% interest in Duke Energy Indiana. The second closing is expected to occur no later than January 2023.
Duke Energy’s Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc. and Duke Energy Ohio, Inc. Duke Energy’s Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy’s Gas Utilities and Infrastructure segment has over 1.6 million customers, including 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 550,000 customers located within southwestern Ohio and northern Kentucky.
Duke Energy’s Commercial Renewables segment primarily acquires, develops, builds, operates and owns wind and solar renewable generation throughout the continental U.S. Duke Energy’s Commercial Renewables segment also enters into strategic transactions including minority ownership and tax equity structures in wind and solar generation. The portfolio includes nonregulated renewable energy and energy storage businesses. Duke Energy’s Commercial Renewables segment’s renewable energy includes utility-scale wind and solar generation assets, distributed solar generation assets, distributed fuel cell assets and battery storage projects, which total 3,554 megawatts across 22 states from 23 wind facilities, 178 solar projects, 71 fuel cell locations and two battery storage facilities. On August 4, 2022 Duke Energy announced a strategic review of the Commercial Renewables segment.
Duke Energy is a Delaware corporation. The address of Duke Energy’s principal executive offices is 526 South Church Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy’s common stock is listed and trades on the New York Stock Exchange under the symbol “DUK.”
The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus.
RISK FACTORS
Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated by our subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS
Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.
DESCRIPTION OF COMMON STOCK
The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.
Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.
Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder’s name on our books. We do not have a classified board of directors nor do we permit cumulative voting.
Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.
Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.
The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.
DESCRIPTION OF PREFERRED STOCK
Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.
Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control
Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.
Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.
Our certificate of incorporation provides that certain actions required or permitted to be taken at an annual or special meeting of shareholders may be effected without a meeting by written consent of the holders of our common stock, but only if such action is taken in accordance with our certificate of incorporation, our by-laws and applicable law.
Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. In addition, special meetings of the shareholders or of any class or series entitled to vote may also be called by our Secretary upon the written request by the holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding shares of our common stock.
The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, and the requirement that shareholders act at a meeting unless all shareholders agree in writing, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.
DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.
In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in either:
•
our senior debt securities or subordinated debt securities or our preferred stock, or

•
debt securities of third parties, including, but not limited to, U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.
DESCRIPTION OF DEBT SECURITIES
Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.
Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.
Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.
The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.
General
The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.
The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series
The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:
•
the title of the series;

•
the total principal amount of the debt securities of the series;

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the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

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the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

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any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

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whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

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the place or places where payments will be made;

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whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

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any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

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whether the provisions described under “Satisfaction and Discharge; Defeasance and Covenant Defeasance” will not apply to the debt securities;

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the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

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if payments may be made, at Duke Energy’s election or at the holder’s election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

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the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

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whether the debt securities will be issuable as global securities and, if so, the securities depositary;

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any changes in the events of default or covenants with respect to the debt securities;

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any index or formula used for determining principal, premium or interest;

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the terms of the subordination of any series of subordinated debt;

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if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

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the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

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any other terms.

Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 240 Greenwich Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.
Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.
Global Securities
We may issue some or all of the Debt Securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.
As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:
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may not have the global security or any Debt Securities registered in their names;

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may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and

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will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable securities or the related mortgage or indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:
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the securities depositary, with respect to participants’ interests; and

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any participant, with respect to interests the participant holds on behalf of other persons.

Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:
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Duke Energy Corporation;

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the applicable trustee; or

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any agent of either of them.

Redemption
Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.
Duke Energy will not be required to:
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issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

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register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer
The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy’s obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.
Modification; Waiver
Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:
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change the maturity date of the principal or any installment of principal or interest on that debt security;

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reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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reduce the amount of principal due and payable upon acceleration of maturity;

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change the currency of payment of principal, premium or interest on that debt security;

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impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy’s compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.
Events of Default
The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:
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failure to pay principal of or any premium on any debt security of that series when due;

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failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.
Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.
If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:
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Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

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all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.
The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.
Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.
Payments; Paying Agent
The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy’s option:
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by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

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by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.
Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.
Satisfaction and Discharge, Defeasance and Covenant Defeasance
Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:
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either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

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Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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Duke Energy has delivered to the Indenture Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

The Indenture provides that Duke Energy may be:
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discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

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released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a “covenant defeasance” in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.
Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.
Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.
Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.
Concerning the Indenture Trustee
The Bank of New York Mellon Trust Company, N.A., is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with the Indenture Trustee or its affiliates. The Indenture Trustee or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.
The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.
Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.
PLAN OF DISTRIBUTION
We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
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the name or names of any underwriters;

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the purchase price of the securities and the proceeds to us from the sale;

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any underwriting discounts and other items constituting underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.
We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.
Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.
Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation’s Annual Report on Form 10-K, and the effectiveness of Duke Energy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
VALIDITY OF THE SECURITIES
Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are available to the public through Duke Energy’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed:
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Annual Report on Form 10-K for the year ended December 31, 2021, including the portions of our definitive proxy statement filed on Schedule 14A on March 21, 2022 that are incorporated by reference therein;

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Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022; and

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Current Reports on Form 8-K filed on February 24, 2022, March 15, 2022 (only Item 2.06), March 21, 2022, March 22, 2022, May 11, 2022, June 15, 2022, August 1, 2022 and August 11, 2022.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:
Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.